UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2009

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

On December 1, 2009, Artesian Water Maryland, Inc. (“Artesian Maryland”), a subsidiary of Artesian Resources Corporation (“Artesian Resources”), signed an agreement (the “Water Asset Purchase Agreement”) to purchase from the Town of Port Deposit (“Port Deposit” or the “Town”) all of Port Deposit’s assets used in providing potable water and water distribution and water meter services (the “Facilities”) to the Town.  Port Deposit shall transfer to Artesian Maryland all of Port Deposit’s right, title and interest in and to all of the plant and equipment, associated real property, contracts and permits possessed by Port Deposit at closing related to the operation of the Facilities as well as the water distribution, treatment and water meter systems possessed by Port Deposit or used in the operation of the Facilities.  Port Deposit shall also transfer to Artesian Maryland all rights to serve the customers within the Town (which shall include the Town as it currently exists as well as certain additional growth areas that may be added to the Town in the future) and all rights to be served by all vendors and suppliers of Port Deposit.  Port Deposit shall collect and remit to Artesian Maryland its tariffed connection charges as approved by the Maryland Public Service Commission (“PSC”) for new connections to the water system within the Town.  Artesian Maryland will also assume certain liabilities arising as of and after the closing.  In addition, the Water Asset Purchase Agreement includes provisions granting Port Deposit a right of first refusal in the event that Artesian Maryland ever wishes to sell all or part of the acquired assets and governing Artesian Maryland’s ability to raise rates between closing and March 31, 2013.

Artesian Maryland paid a deposit of $25,000 (the “Deposit”) upon execution of the Water Asset Purchase Agreement, which shall be retained by Port Deposit in the event that closing does not occur for any reason other than Port Deposit’s inability to transfer good title to all of Port Deposit’s assets free and clear of liens.  At the closing, Artesian Maryland will pay to Port Deposit $250,000, less the Deposit and any moneys owed to Artesian Utility Development, Inc. (“Artesian Utility”), a subsidiary of Artesian Resources, for operating the plant and equipment prior to closing.  Artesian Maryland shall also deliver a promissory note in the amount of $800,000 (the “Promissory Note”) that will bear interest at a rate of five percent (5%) per annum, compounded daily on the basis of 360 days per year.  The Promissory Note will be payable in four equal annual installments on the first day of July following the closing and annually thereafter on the first day of July and will be secured by the assets purchased under the Water Asset Purchase Agreement and guaranteed by Artesian Resources.  In addition, at the closing Artesian Maryland has agreed to assume Port Deposit’s obligations under a loan agreement with the Maryland Water Quality Financing Administration (“MWQFA”) in the aggregate principal amount of approximately $220,000 through either the assumption of the loan agreement or through the execution of a promissory note to Port Deposit (the “Second Promissory Note”), based on the approval of the MWQFA.  The Second Promissory Note, if applicable, will be secured by the purchased assets and guaranteed by Artesian Resources.

Closing of this transaction is subject to the satisfaction of a number of closing conditions, including, among other matters, the completion of Artesian Resources’ due diligence and the approval of the PSC, approval of a franchise agreement from Cecil County, Maryland and the approval from any other entity or governmental authority whose authorization is needed for the approval of the transactions contemplated by this Water Asset Purchase Agreement.  The closing will take place upon the earlier of (i) five business days after the satisfaction or waiver of all closing conditions or (ii) May 31, 2010.  However, if regulatory approvals have not been obtained by May 31, 2010, this date shall be extended to a date a mutually agreed by the parties.  Under the Water Asset Purchase Agreement, the parties may terminate such agreement by mutual written consent and either party may terminate such agreement, subject to certain exceptions, in the event of uncured breach by the other party.  Artesian Maryland also has the right to terminate in the event of a material adverse change to Port Deposit prior to the closing or its discovery of certain defects in the assets to be purchased that are not cured prior to closing.  The existing water system subject to the Water Asset Purchase Agreement serves approximately 280 customers and includes a water treatment facility with a capacity of up to approximately 500,000 gallons per day and a 500,000 gallon ground storage tank.  The existing water system also has a water appropriation permit for withdrawals of up to 700,000 gallons per day from the Susquehanna River.

A copy of the Water Asset Purchase Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Water Asset Purchase Agreement is qualified in its entirety by reference to the full text of the Water Asset Purchase Agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1
Water Asset Purchase Agreement, dated December 1, 2009 by and among Artesian Water Maryland, Inc., a Delaware Corporation, Artesian Resources Corporation, a Delaware Corporation and the Mayor and Town Council of Port Deposit, Maryland, a body corporate and politic organized under the laws of the State of Maryland.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: December 2, 2009	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer